UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2016

NATIONAL GENERAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
59 Maiden Lane, 38th Floor
New York, New York 10038
(Address of principal executive offices) (zip code)
(212) 380-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2016, National General Re Ltd. (“NG Re Ltd.”), a subsidiary of National General Holdings
Corp. (the “Company”), AmTrust Financial Services, Inc. (“AFSI”) and its wholly-owned subsidiary AmTrust
International Insurance Ltd. (“AIIL”), entered into a restatement agreement (the “Restatement Agreement”) to the $250 million credit agreement dated September 15, 2014 among AFSI, as Administrative Agent, ACP Re Ltd. (“ACP Re”), ACP Re Holdings, LLC, as guarantor, and AIIL and NG Re Ltd., as Lenders (the “Credit Agreement”).

The parties to the Restatement Agreement have agreed to restate the Credit Agreement as a result of a $200 million contribution (the "Contribution") by the Michael Karfunkel Family 2005 Trust (the “Trust”) and members of the Michael Karfunkel family to CastlePoint National Insurance Company (“CNIC”). The Contribution will be made in connection with the Conservation Plan developed by the Commissioner of Insurance of the State of California for CNIC as successor by merger to all of its affiliated Tower Group International Ltd. (the “Tower Group”) U.S. insurance companies (the “Conservation Plan”). The following restated terms of the Credit Agreement will become effective upon the approval of the Conservation Plan by the Superior Court of the State of California, which is supervising the Conservation Plan process:

•	The borrower will become ACP Re Holdings, LLC, a Delaware limited liability company owned by the Trust;

•
The Trust will cause ACP Re Holdings, LLC to maintain assets having a value greater than 115% of the value of the then outstanding loan balance, and if there is a shortfall, the Trust will make a contribution to ACP Re Holdings, LLC of assets having a market value of at least the shortfall (the “Maintenance Covenant”);

•
The amounts borrowed will be secured by equity interests, cash and cash equivalents, other investments held by ACP Re Holdings, LLC and proceeds of the foregoing in an amount equal to the requirements of the Maintenance Covenant;

•	The maturity date will change from September 15, 2021 to the twentieth anniversary of the date on which the restatement becomes effective;

•
Interest on the outstanding principal balance of $250 million will change from a fixed annual rate of 7% (payable in cash, semi-annually in arrears) to a fixed annual rate of 3.7% (payable in cash, semi-annually in arrears), provided that up to 1.2% thereof may be paid in kind;

•
Commencing on the tenth anniversary of the date on which the restatement becomes effective, and for each year thereafter, two percent of the then outstanding principal balance of the loan (inclusive of any amounts previously paid in kind) will be due and payable;

•
At the Lenders’ discretion, ACP Re Holdings, LLC may repay the loan using cash or tradeable stock of an equivalent market value of any publicly traded company on the NYSE, NASDAQ or London stock exchange; and

•	A change of control of greater than 50% and an uncured breach of the Maintenance Covenant are included as events of default.
Item 8.01 Other Events.

When the Contribution has been made, the following agreements will be terminated: (a) the $250 million Stop Loss Reinsurance Agreement, dated September 15, 2014, among AIIL and NG Re, as reinsurers, and CastlePoint Reinsurance Company, Ltd., as subsidiary of ACP Re, (b) the Stop Loss Retrocession Contract among AIIL, NG Re and ACP Re and (c) the Personal Lines Administrative Services Agreement among National General Management Corp., a subsidiary of the Company, CastlePoint Reinsurance Company, Ltd. and Tower Group’s U.S. insurance companies. National General Management Corp. will enter into an agreement with the Insurance Commissioner of the State of California, in his capacity as Conservator of and on behalf of CNIC, to continue to provide the services it is currently providing under the Personal Lines Administrative Services Agreement, which are to administer the run-off of the Tower Group’s personal lines business written prior to September 15, 2014. The Contribution and consequent termination of these three agreements is subject to approval of the Conservation Plan by the Superior Court of the State of California.

The Restatement Agreement was negotiated and approved by the Audit Committee of the Company's Board of Directors, which was represented by independent counsel and advisors. In approving the Restatement Agreement, the Audit Committee took into consideration the Contribution, the cancellation of the Stop Loss Reinsurance Agreement, and the provision by the Trust of a stronger credit profile to secure ACP Re Holdings’ outstanding loan obligations, all of which are beneficial to the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 28, 2016

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Jeffrey Weissmann
Jeffrey Weissmann General Counsel and Secretary